UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 333-123082-02
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                        BellaVista Funding Corporation
                                 on behalf of
                       BellaVista Mortgage Trust 2005-2
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            (Exact name of registrant as specified in its charter)

                         1299 Ocean Avenue, Suite 240
                 Santa Monica, California 90401 (310) 255-4443
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       BellaVista Mortgage Trust 2005-2,
               Mortgage Pass-Through Certificates, Series 2005-2
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

          Rule 12h-3(b)(1)(i)  [ ]

                 Approximate number of holders of record as of
                     the certification or notice date: 17
                                                       --

     Pursuant to the requirements of the Securities Exchange Act of 1934, BellaVista Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: March 28, 2006                BY: /s/ Claus Lund
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                                          Claus Lund
                                          President



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